EXHIBIT 10.19
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT MARKED WITH [***] HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
CROSS LICENSE AGREEMENT
This CROSS LICENSE AGREEMENT (this “Agreement”) is made effective as of the 26th day of October, 2011 (“Effective Date”), by and between Bard Peripheral Vascular, Inc., an Arizona corporation, with an address at 1415 W. Third Street, Tempe AZ 85281 (“Bard”), and Endologix, Inc., a Delaware corporation, having a principal place of business at 11 Studebaker
Irvine, California 92618 (“Endologix”). Bard and Endologix are, collectively, referred to herein as the “Parties,” or, individually, as a “Party.”
WHEREAS, Bard is the owner of U.S. Patent No. 6,436,135 (the “Bard Patent”); and
WHEREAS, Endologix is the owner of U.S. Patent Application Serial No. 10/820,455 (the “Endologix Patent”); and
WHEREAS, Endologix desires a license to the Bard Patent, and Bard desires to grant Endologix a license to the Bard Patent, in accordance with the terms and conditions set forth herein; and
WHEREAS, Bard desires a license to the Endologix Patent, and Endologix desires to grant Bard a license to the Endologix Patents, in accordance with the terms and conditions set forth herein; and
WHEREAS, Bard and Endologix are in dispute (the “Dispute”) with respect to certain matters relating to the Bard Patent and in connection therewith, Bard has filed that certain Complaint for Patent Infringement with U.S. District Court for the District of Arizona (the “Court”), Case No. 2:10-CV-01694;
WHEREAS, Bard and Endologix desire to fully and finally resolve and settle any and all issues related to the Dispute without any continuing disputes, differences, grievances, charges, complaints or litigation between them.
NOW, THEREFORE, in consideration of the mutual covenants, conditions, agreements, representations and warranties contained herein and intending to be legally bound, the Parties hereby agree as follows.
Article I
Definitions
For purposes of this Agreement, the following terms shall have the following meanings:

1.1    “Action” has the meaning set forth in Section 9.5.
1.2    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
1.3    “Agreement” has the meaning given such term in the first paragraph of this Agreement.
1.4     “Bard” has the meaning given such term in the first paragraph of this Agreement.
1.5    “Bard Products” shall mean the medical devices manufactured and sold by Bard from time-to-time.
1.6     “Bard Indemnitee” has the meaning set forth in Section 7.1.
1.7    “Bard License” has the meaning set forth in Section 2.1.
1.8    “Change of Control” means a change of ownership of a Party or its parent company(s) that results in a Third Party acquiring Control of a Party or its parent company(s).
1.9    “Claim” has the meaning set forth in Section 7.1.
1.10    “Claim Notice” has the meaning set forth in Section 9.2.
1.11    “Confidential Information” has the meaning set forth in Section 6.1.
1.12    “Control” (including with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise; provided, however, that beneficial ownership of fifty percent (50%) or more of the voting equity interests of an entity shall be deemed to be Control.
1.13    “Court” shall have the meaning set forth in Section 9.5.
1.14     “Effective Date” has the meaning given such term in the first paragraph of this Agreement.
1.15    “Endologix” has the meaning given such term in the first paragraph of this Agreement.
1.16    “Endologix Indemnitee” has the meaning set forth in Section 7.1.
1.17    “Endologix License” has the meaning set forth in Section 2.2.
1.18    “Endologix Products” means the products of Endologix incorporating expanded polytetrafluoroethylene (ePTFE) in existence as of the Effective Date, as set forth Exhibit A to this Agreement, and all other products of Licensee incorporating ePTFE that are not colorably different than the products set forth on Exhibit A.
1.19     “Excluded Products” shall mean [***].
1.20    “Governmental Authority” means any United States (including federal or state) or foreign (including national, supranational, federal, provincial, territorial, regional, state, or local) governmental or regulatory agency, bureau, board, body, commission, commissioner, court, department, minister, tribunal, arbitration body (to the extent having jurisdiction over the relevant matter), authority, organization or instrumentality, including securities exchanges and quasi governmental entities.
1.21    “Indemnifying Party” has the meaning set forth in Section 7.3.

1.22    “Intellectual Property” means any and all of the following rights throughout the world: (i) trademarks, service marks, trade names, corporate names, logos, designs, trade dress, slogans, taglines, Internet domain names, and other similar designations of source or origin, and any registrations, applications for registration and renewals therefor, together with all the goodwill associated with and symbolized by any of the foregoing; (ii) copyrights and other rights in works of authorship, mask works, database rights and moral rights, and any registrations, applications for registration and renewals therefor; (iii) proprietary inventions (whether or not patentable or reduced to practice) and patent disclosures; (iv) patents, industrial designs (including utility model rights and design rights), applications for patents and industrial designs (including utility model rights and design rights) and all reissues, divisions, continuations, continuations-in-part, revisions, re-examinations and extensions thereof; (v) trade secrets and other confidential or proprietary know how, technologies, processes, techniques, protocols, methods, algorithms, compositions, architectures, layouts, designs, drawings, plans, specifications and methodologies, (vi) software (including source code, executable code, systems, tools, data, databases, firmware, and related documentation); and (vii) other proprietary or intellectual property rights, whether tangible or intangible.

1.23    “Laws” means all federal, state, provincial or local or foreign laws, constitutions, statutes, codes, rules, principles of common law, regulations, ordinances, executive orders, decrees or edicts (to the extent such edicts have the force of law) issued, enacted, adopted, promulgated or otherwise put into effect by or under the authority of any Governmental Authority.

1.24    “License” means the Bard License and the Endologix License, collectively.
1.25    “Licensed Patents” means the Bard Patent and the Endologix Patent, and all other patents of Bard and Endologix, respectively, issued anywhere in the world that rely on the Bard Patent or the Endologix Patent for priority, any renewals, reissues, patents of addition, supplementary protection certificates, term extensions (under applicable patent Law or other Law), reexaminations or substitutions thereof, and any subsequent filings in any country or other jurisdiction claiming priority therefrom.
1.26    “Indemnitee” means the Bard Indemnitees and the Endologix Indemnitees, collectively.
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1.27     “Losses” means, collectively, any and all claims, liabilities, damages, losses, costs, expenses (including costs of collection, reasonable fees and expenses of counsel and any consultants or experts, and expenses of investigation), obligations, liens, assessments, judgments, fines, interest and penalties imposed upon or actually incurred by any Person.
1.28    “Net Sales” means the gross invoiced selling price of a product by a Party or any Affiliate of such Party to any Third Party, multiplied by the number of units of product sold, less the following: (i) relevant freight, insurance and handling charges, if included in the gross invoiced selling price; (ii) relevant customary prompt payment discounts actually granted; (iii) relevant customary rebates actually granted; and (iv) relevant credits or refunds actually granted for returns. Where a product is sold by a Party or an Affiliate of such Party to a Third Party as part of a kit, Net Sales shall be based on the gross invoiced selling price of the entire kit multiplied by the number of units sold, less any relevant deductions as described above. Where products are offered for sale in conjunction with other products of a Party or any Third Party, other than as part of a kit, Net Sales shall be calculated based upon such Party’s published list price for such products sold on a standalone basis.

1.29    “Notice Period” shall have the meaning set forth in Section 7.3.
1.30    “Party” and “Parties” has the meanings given such terms, respectively, in the first paragraph of this Agreement.
1.31    “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, other entity of any kind, or a Governmental Authority.
1.32    “Product Liability Claim” means any Claim arising from or relating to a breach of any express or implied product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services, product recall or any other allegation of liability or obligation arising from the design, manufacture, testing, packaging, labeling (including instructions for use), advertising, marketing, distribution or sale of any product (whether for clinical trial purposes, commercial use or otherwise), including any liability or obligation with respect to any product subject to recall.
1.33    “Royalty Bearing Products” means [***]
1.34    “Royalty Statement” shall have the meaning set forth in Section 3.3.
1.35     “Term” has the meaning provided in Section 8.1.
1.36    “Third Party” means any Person or entity other than the Parties or their respective Affiliates.
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Article II
License Grants
2.1    Grant to Endologix. Subject to the terms and conditions of this Agreement, Bard hereby grants to Endologix a worldwide, nonexclusive, royalty-bearing license, with no right to grant sublicenses, under the Bard Patent, and, except as otherwise provided in Section 8.2, for the life of the Bard Patent, to make, use, sell, offer for sale, import and otherwise dispose of Endologix Products (the “Bard License”). Endologix acknowledges and agrees that no license is granted or implied under, and agrees not to practice the Bard Patent outside of the Endologix Products and agrees that any such activity would be a material breach of this Agreement.
2.2    Grant to Bard. Subject to the terms and conditions of this Agreement, Endologix hereby grants to Bard a worldwide, exclusive, royalty-bearing license, with no right to grant sublicenses, under the Endologix Patent, and, except as otherwise provided in Section 8.2, for the life of the Endologix Patent, to make, use, sell, offer for sale, import and otherwise dispose of Bard Products (the “Endologix License”).
2.3    No Other Rights; Reservation of Rights. The licenses granted under this Agreement covers only rights under the Licensed Patents as described in Section 2.1 and Section 2.2. Nothing contained in this Agreement or otherwise shall be construed as conferring any rights to a Party by implication, estoppel or otherwise, under any Intellectual Property of the other Party, other than the rights expressly granted in this Agreement with respect to the Licensed Patents. All rights not expressly granted herein are reserved by the Parties. Subject to the license rights granted herein, Bard and Endologix retain all right, title, and interest in and to the Bard Patent and the Endologix Patent, respectively.
2.4    Validity. To the extent legally enforceable, each Party hereby agrees, so long as this Agreement is in effect, not to file or cooperate in any action that in any way challenges the other Party’s Licensed Patents, including any challenge to the validity, enforceability, or patentability of the other Party’s Licensed Patent or allegations of inequitable conduct except as may be required by law.
Article III
Licensee Fees and Royalties; Payment Terms; Reports and Audit
3.1    Royalties to Bard; Certification. In consideration for the Bard License granted to Endologix hereunder, Endologix shall pay to Bard a royalty of [***] of the Net Sales of all Endologix Products sold during the Term. For the convenience of the Parties, royalties shall be calculated and paid under this Agreement on the basis of Endologix’s sales of Endologix Products, irrespective of whether any such Endologix Products would infringe or misappropriate, absent a license, the Bard Patent. Notwithstanding the foregoing, Endologix shall not be required to pay any royalties to Bard hereunder with respect to the sale by Endologix of any Excluded Products. Not later than the 15th day of each January, April, July and October of the Term (commencing January 15, 2012), Endologix must (i) furnish to Bard a written statement (the “Royalty Statement”), in such detail as Bard may reasonably require, setting forth all amounts due pursuant
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to Section 3.1 for the quarterly periods that end on the last days of the immediately preceding December, March, June and September, respectively, as well as the calculation thereof in reasonable detail, and (ii) pay to Bard all such amounts due to Bard. If no amount is accrued during any quarterly period, a Royalty Statement to that effect will be furnished by Endologix to Bard. Each Royalty Statement delivered by Endologix shall also include a written certification from Endologix, signed by a senior officer of Endologix, stating that all Endologix Products sold by Endologix during the applicable quarterly period for which Endologix did not pay royalties hereunder were Excluded Products.
3.2    Royalties to Endologix. In consideration for the Endologix License granted to Bard hereunder, Bard shall pay to Endologix a royalty of [***] of the Net Sales of all Royalty Bearing Products sold during the Term. Not later than the 15th day of each January, April, July and October of the Term (commencing the first quarter after the initial sale of a Royalty Bearing Product by Bard), Bard must (i) furnish to Endologix a Royalty Statement in such detail as Endologix may reasonably require, setting forth all amounts due pursuant to this Section 3.2 for the quarterly periods that end on the last days of the immediately preceding December, March, June and September, respectively, as well as the calculation thereof in reasonable detail, and (ii) pay to Endologix all such amounts due to Endologix. If no amount is accrued during any quarterly period, a Royalty Statement to that effect will be furnished by Bard to Endologix.
3.3    Late Payments. Payments provided for in this Agreement, when overdue, will bear interest at a rate per annum equal to the lesser of (a) the maximum permitted by law or (b) five percent (5%) in excess of the “Prime Rate” published by “The Wall Street Journal” at the time such payment is due, and for the time period until payment is received.
3.4    Endologix Records. Endologix will keep records showing the Endologix Products sold by it under the Bard License granted in Section 2.1, such records to be in sufficient detail to enable the royalties payable to Bard to be determined. Endologix will also permit its books and records to be examined from time-to-time to the extent necessary to verify any Royalty Statement, such examination to be made, no more frequently than once per calendar year, at the expense of Bard (including, at Bard’s election, by an independent auditor appointed by Bard who must retain in confidence information learned during such examination and who will report to Bard only the amount of royalties payable for the period under audit). Upon termination of this Agreement for any reason, Bard may conduct a final audit or have a final audit conducted by an independent auditor appointed by Bard. If as a result of any audit performed under this Section 3.4 it is determined that royalties required to be paid by Endologix during the audited period have been incorrectly calculated or paid, then Endologix shall promptly pay to Bard any resulting royalty amounts, together with interest thereon at the rate set forth in Section 3.3. In the event the royalties required to be paid by Endologix during the audited period exceed, by more than five percent (5%), the amount of royalties actually paid by Endologix for such audited period, then Endologix shall, in addition, reimburse Bard for the reasonable cost of the performance of such audit. All records maintained by

Endologix pursuant to this Section 3.4 shall be retained for not less than three (3) years following the termination of this Agreement.
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3.5    Bard Records. Bard will keep records showing the Royalty Bearing Products sold by it under the Endologix License granted in Section 2.2, such records to be in sufficient detail to enable the royalties payable to Endologix to be determined. Bard will also permit its books and records to be examined from time-to-time to the extent necessary to verify any Royalty Statement, such examination to be made, no more frequently than once per calendar year, at the expense of Endologix (including, at Endologix’s election, by an independent auditor appointed by Endologix who must retain in confidence information learned during such examination and who will report to Endologix only the amount of royalties payable for the period under audit). Upon termination of this Agreement for any reason, Endologix may conduct a final audit or have a final audit conducted by an independent auditor appointed by Endologix. If as a result of any audit performed under this Section 3.5 it is determined that royalties required to be paid by Bard during the audited period have been incorrectly calculated or paid, then Bard shall promptly pay to Endologix any resulting royalty amounts, together with interest thereon at the rate set forth in Section 3.3. In the event the royalties required to be paid by Bard during the audited period exceed, by more than five percent (5%), the amount of royalties actually paid by Bard for such audited period, then Bard shall, in addition, reimburse Endologix for the reasonable cost of the performance of such audit. All records maintained by Bard pursuant to this Section 3.5 shall be retained for not less than three (3) years following the termination of this Agreement.
3.6    Taxes. Each Party shall be solely responsible for any and all taxes, fees and similar governmental charges related to any sale of any products by such Party, other than applicable income taxes imposed on the other Party in connection with its receipt of royalties hereunder.
Article IV
Release
4.1    Release of Liability by Bard. In consideration of Endologix’s execution of this Agreement, Bard, for, and on behalf of, itself, and each of its successors, assigns, and affiliates does hereby release, settle, acquit, and forever discharge Endologix and its directors, officers, agents, employees, successors, and assigns, of and from any and all claims, actions, causes of action, rights, demands, debts, damages, grievances or any action of whatever nature, whether known or unknown, existing now or at any time past, present or future, in each case, arising at any time from the beginning of time to the Effective Date, arising out of or related to the Dispute, including, without limitation, arising out of or related to any infringement or asserted infringement of the Bard Patent by any products manufactured, used, sold, or otherwise disposed of by Endologix at any time prior to the Effective Date. The foregoing release is conditioned upon compliance by Endologix with all of the provisions of this Agreement
4.2    Release of Liability by Endologix. In consideration of Bard’s execution of this Agreement, Endologix, for, and on behalf of, itself, and each of its successors, assigns, and affiliates does hereby release, settle, acquit, and forever discharge Bard and its directors, officers, agents, employees, successors, and assigns, of and from any and all claims, actions, causes of action, rights, demands, debts, damages, grievances or any action of whatever nature, whether known or unknown, existing now or at any time past, present or future, in each case, arising at any time from the beginning of time to the Effective Date, arising out of or related to any infringement or asserted infringement of the Endologix Patent by any products manufactured, used, sold, or otherwise disposed of by Bard at any time prior to the Effective Date. The foregoing release is conditioned upon compliance by Bard with all of the provisions of this Agreement.
4.3    Enforcement. Notwithstanding the foregoing provisions of this Paragraph 4, nothing shall affect any Party’s right to enforce the terms of this Agreement.

4.4    Dismissal of Complaint. Bard shall, promptly following the Effective Date, take such action, including filing such documents, as required by the Court in order to dismiss the Complaint with prejudice.
4.5    Settlement Supported by Mutual Consideration. The Parties acknowledge that the covenants contained in this Agreement provide good and sufficient consideration for every promise, duty, release, obligation, and right contained herein. This Agreement expresses the full and complete consideration supporting this Agreement.
4.6    Advice of Counsel. Each Party acknowledges and agrees that it has given mature and careful thought to this Agreement and that it has been given the opportunity to review this Agreement independently with legal counsel.
4.7    Release of Unknown Claims. Each of the Parties hereto expressly waives any right or benefit available under Section 1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
For purposes of this Agreement, the Parties agree to waive any rights they may have under any other statute or common law principles of similar effect in any jurisdiction. The Parties further agree that if any fact covered by the Agreement is other than, or different from, a fact now believed by a Party to be true, each Party accepts the risk of such differences, and the Agreement will nonetheless remain effective.
Article V
Representations; Disclaimers; Limitation of Liability
5.1    Representations and Warranties.
(a)    By Endologix. Endologix represents to Bard that:
(i)    This Agreement has been duly and validly executed and delivered by Endologix and, assuming the due authorization, execution and delivery by Bard, constitutes a legal and binding obligation of Endologix, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Law relating to or affecting the rights and remedies of creditors generally;
(ii)    Endologix has all necessary power and authority to execute and perform its obligations under this Agreement; and
(iii)    Endologix’s execution, delivery, and performance of its obligations under this Agreement, will not (A) conflict with or violate any Laws to which Endologix is subject, or (B) conflict with, result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under any agreement, contract or other obligation directly or indirectly applicable to Endologix or binding upon Endologix’s assets.
(b)    By Bard. Bard represents to Endologix that:
(i)    This Agreement has been duly and validly executed and delivered by Bard and, assuming the due authorization, execution and delivery by Endologix, constitutes a legal and binding obligation of Bard, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Law relating to or affecting the rights and remedies of creditors generally;
(ii)    Bard has all necessary power and authority to execute this Agreement and perform its obligations under this Agreement; and
(iii)    Bard’s execution and delivery of this Agreement, and performance of its obligations under this Agreement, will not (A) conflict with or violate any Laws to which Bard is subject, or (B) conflict with, result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under any agreement, contract or other obligation directly or indirectly applicable to Bard or binding upon Bard’s assets.
5.2    Disclaimer. Neither Party makes any representations or extends any warranties of any kind, either express or implied, nor assumes any responsibilities whatsoever, with respect to the use, sale, or other disposition by the other Party or its or their vendees or other transferees of any products. Nothing in this Agreement will be construed as:
(a)    A warranty or representation by Endologix or Bard as to the validity, enforceability or scope of the Endologix Patent or Bard Patent, respectively; or
(b)    A warranty or representation that anything made, used, sold, offered for sale, or otherwise disposed of under the licenses granted in Section 2.1 or Section 2.2 is or will be free from infringement of patents or other Intellectual Property of Third Parties; or
(c)    A requirement that a Party will file any patent application, secure any patent, or maintain any patent in force; or
(d)    An obligation to bring or prosecute actions or suits against Third Parties for infringement, except as provided in Section 5.3; or
(e)    An obligation to furnish any manufacturing or technical information; or
(f)    Granting by implication, estoppel, or otherwise, any licenses or rights under patents of a Party other than the Licensed Patents, regardless of whether such other patents are dominant of or subordinate to the Licensed Patents.
(g)    Enforcement of Endologix Patent. The Parties shall inform each other promptly in writing of any knowledge of any alleged infringement, misuse or misappropriation by any person of the Endologix Patent (such person, the “Infringer” and such infringement, misuse or misappropriation, the “Infringement”) and shall provide any evidence indicating such Infringement. Endologix shall have the first right, but not the obligation, to prosecute or seek to end any Infringement. When Endologix takes action to prosecute any Infringement, it shall: (i) be responsible for all costs of prosecuting such Infringement; (ii) regularly provide Bard with copies of all pleadings and other documents proposed to be filed or served by Endologix and other material submissions and correspondence in any way related to such prosecution of such Infringement, in sufficient time to allow for review and comment by Bard prior to filing; and (iii) provide Bard and its counsel with an opportunity to consult with Endologix and its counsel regarding the filing, service of process and contents of any documents proposed to be filed or served by Endologix and other material submissions and correspondence in any way related to such prosecution of such Infringement or in connection therewith, and Endologix shall give full consideration to the reasonable requests of Bard regarding the same. If Endologix decides not to bring suit against an alleged Infringer within two (2) months of the Parties becoming aware of the alleged Infringement, or if Endologix shall notify

Bard in writing of its determination not to prosecute or seek to end any such infringement (“No-Litigation Notice”), Bard shall thereafter have the right, but not the obligation, to prosecute such Infringement at its own expense. In the event that Bard takes action to prosecute any Infringement, it shall: (i) be responsible for all costs of prosecuting such Infringement; (ii) regularly provide Endologix with copies of all pleadings and other documents proposed to be filed or served by Bard and other material submissions and correspondence in any way related to such prosecution of such Infringement, in sufficient time to allow for review and comment by Endologix prior to filing; and (iii) provide Endologix and its counsel with an opportunity to consult with Bard and its counsel regarding the filing, service of process and contents of any documents proposed to be filed or served by Bard and other material submissions and correspondence in any way related to such prosecution of such Infringement or in connection therewith, and Bard shall give full consideration to the reasonable requests of Endologix regarding the same. Bard shall also reimburse Endologix for all reasonable and documented out-of-pocket costs and expenses necessarily incurred by Endologix as a result of Bard’s enforcement of the Endologix Patent. Except with the consent of the other Party, neither Party shall consent to entry of any judgment or enter into any settlement with respect to any Infringement or other action identified in this Section 5.3 that would result in monetary, injunctive or other relief being imposed against the other Party or that would otherwise materially diminish the claim scope of the Endologix Patent or affect its validity or enforceability.
5.3    LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS PURSUANT TO ARTICLE VI, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS, LOSS OF USE, OR ANY OTHER INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
Article VI
Confidentiality
6.1    Confidential Information. Bard and Endologix hereby agree that the terms of this Agreement and all Royalty Statements (collectively, “Confidential Information”) shall not be disclosed to Third Parties. Each Party shall protect the confidentiality of Confidential Information through the exercise of at least that degree of care that it uses in preserving and safeguarding its own Confidential Information, but in no event less than a reasonable degree of care. If the receiving Party or any of its Affiliates is (i) requested by any Governmental Authority to disclose any Confidential Information of the disclosing Party, the receiving Party, unless prohibited by court order, shall give the disclosing Party prompt notice of such a request so that the disclosing Party may seek an appropriate protective order or waive compliance or (ii) compelled by any Governmental Authority to disclose any Confidential Information of the disclosing Party, the receiving Party will give the disclosing Party prompt notice of such event and will furnish only that portion of such Confidential Information that is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be afforded such Confidential Information.
Article VII
Indemnification
7.1    Endologix Indemnity. Endologix shall indemnify, defend and hold Bard and each Bard Affiliate and their respective shareholders, directors, officers, employees, agents, successors and assigns (each a “Bard Indemnitee”) harmless from and against all Losses arising from any claim, demand, suit, action or proceeding by a Third Party (a “Claim”), including any Product Liability Claim, to the extent arising out of, or related directly or indirectly to, any manufacture, use, offer for sale, sale, import or other disposition of any Endologix Products, provided that the Claim against Bard is based on Bard’s license grant in this Agreement.
7.2    Bard Indemnity. Bard shall indemnify, defend and hold Endologix and each Endologix Affiliate and their respective shareholders, directors, officers, employees, agents, successors and assigns (each an “Endologix Indemnitee”) harmless from and against all Losses arising from any Claim, including any Product Liability Claim, to the extent arising out of, or related directly or indirectly to, any manufacture, use, offer for sale, sale, import or other disposition of any Bard Products, provided that the Claim against Endologix is based on Endologix’ license grant in this Agreement..
7.3    Indemnity Procedures. The following terms and conditions shall govern the obligations and liabilities of the Parties under Sections 7.1 and 7.2:
(a)    If any Claim is asserted against or sought to be collected from an Indemnitee such Indemnitee shall give written notice thereof to the other Party (the “Indemnifying Party”) as promptly as practicable following the receipt by the Indemnitee of the Claim (the “Claim Notice”); provided that the failure so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to the Indemnitee under Sections 7.1 and 7.2 unless, and then only to the extent, the failure so to notify results in the loss of material rights or defenses.
(b)    The Indemnifying Party shall have fifteen (15) days from the date on which the Claim Notice is duly given (the “Notice Period”) to notify the Indemnitee whether or not the indemnifying party desires, at its sole cost and expense, to defend the Indemnitee against the Claim with counsel of its choice reasonably satisfactory to the Licensor Indemnitee.
(c)    If the Indemnifying Party notifies the Indemnitee in writing within the Notice Period that it desires to defend the Indemnitee against the Claim, then (except as provided below) the Indemnifying Party shall defend, at its sole cost and expense, the Indemnitee by appropriate proceedings, shall use commercially reasonable efforts to settle or prosecute the proceedings to a final conclusion in such a manner as to avoid the Indemnitee becoming subject to any injunctive or other equitable order for relief, and shall control the conduct of such defense. If the Indemnitee shall have reasonably concluded that there are legal defenses or rights available to it that are in conflict with those available to the indemnifying party, then the Indemnitee shall have the right to select one law firm (in addition to local counsel) to act at the Indemnifying Party’s expense as separate counsel, on behalf of the Indemnitee. If the Indemnitee desires to participate in, but not control, any other defense or settlement, it may do so at its sole cost and expense (subject to the foregoing sentence). So long as the indemnifying party is defending in good faith any such Claim, the Indemnitee shall not settle such Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
(d)    The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.
(e)    If the Indemnifying Party fails to notify the Indemnitee in writing within the Notice Period that the Indemnifying Party desires to defend the Claim, or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Claim, or if the Indemnitee determines in good faith that there is a reasonable possibility that a proceeding may affect it other than as a result of monetary damages for which it would be entitled to indemnification hereunder, then the Indemnitee will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Claim to a final conclusion or to settle such Claim at the discretion of the Indemnitee (with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed), but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party may elect to participate in such proceedings, negotiations or defense at any time at its own expense; provided, that the Indemnitee will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof.
Article VIII
Term; Termination; Remedies
8.1    Term. This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until the last to expire of the Bard Patent, or the Endologix Patent, unless earlier terminated in accordance with its terms. Notwithstanding the foregoing: (i) the Bard License, and the provisions of this Agreement relating to the payment of royalties to Bard, shall remain in full force and effect until the invalidity, unenforceability or expiration of the Bard Patent from the United States Patent and Trademark Office or a court of competent jurisdiction from which all appeals have been exhausted and (ii) the Endologix License, and the provisions of this Agreement relating to the payment of royalties to Endologix, shall remain in full force and effect until the invalidity, unenforceability or expiration of the Endologix Patent from the United States Patent and Trademark Office or a court of competent jurisdiction from which all appeals have been exhausted .
8.2    Termination of License.
(a)    Material Breach. Either Party may terminate the License granted to the other Party hereunder effective upon thirty (30) days’ prior written notice to the other Party, if the other Party commits a material breach of this Agreement (including if the other Party at any time defaults in the payment of any royalty or the making of any Royalty Statement, or makes any false Royalty Statement) and fails to cure such breach by the end of such thirty (30) day period. A good faith objectively reasonable dispute over whether a royalty is owed or whether a product meets the Section 1.18 definition of Endologix Products, are not a material breach of this Agreement and the existence of such a dispute will not terminate this Agreement until such time as the owing party fails to satisfy its royalty obligations in accordance with a final judgment from a mutually agreed-upon arbitrator or a court of competent jurisdiction;
(b)    Challenge to Validity. Either Party may terminate the License granted to the other Party hereunder effective upon written notice to the other Party, in the event the other Party files or cooperates in any action that in any way challenges the Licensed Patents, including any challenge to the validity, enforceability, or patentability of the Licensed Patents or allegations of inequitable conduct. A Party’s compliance with a subpoena in connection with a third party action challenging the Licensed Patents is not a ground for the other Party terminating the License.
(c)    Bankruptcy. Either Party may terminate the License granted to the other Party hereunder effective upon written notice to the other Party, if the other Party becomes insolvent or admits in writing its inability to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets; provided that such petition for bankruptcy or court officer appointment has not been stayed within thirty (30) days.
(d)    Validity and Enforceability. If, in any judicial, administrative, or arbitration proceeding in which the validity or enforceability of a Licensed Patent is in issue, a judgment, decree, or award is entered that becomes not further reviewable through the exhaustion of all permissible applications for rehearing or review by a superior tribunal, or through the expiration of the time permitted for such applications (hereinafter referred to as an “irrevocable judgment”), and such irrevocable judgment sets forth a determination of invalidity or unenforceability of those claims of the Licensed Patent that would otherwise be infringed by a Party’s products, then the Party’s obligations under Article III with respect to such Licensed Patent shall automatically terminate upon the issuance of such irrevocable judgment. No Party shall be entitled to any refunds of any amounts paid prior to the date of any such irrevocable judgment.
8.3    Remedies. Except as expressly set forth in this Agreement, none of the remedies set forth in this Agreement are intended to be exclusive, and each Party shall have available to it all remedies available under law or in equity.
8.4    Injunctive Relief. In the event that either Party breaches or threatens to breach any provision of this Agreement, each Party agrees that, in addition to any other rights and remedies available at law or in equity, the other Party shall have the right to seek injunctive relief from any court of competent jurisdiction without proof of actual damages.

8.5    Effect of Termination of Bard License.
(a)    In the event of the expiration of the Bard Patent, or a termination of the Bard License pursuant to Section 8.2(d):
(i)    Within sixty (60) days after the date of expiration or termination, Endologix will render a final Royalty Statement and pay all accrued royalties as required in Article III hereof on all Endologix Products sold by or for Endologix prior to the date of termination for which no report had been rendered or royalties paid, regardless of whether the due date for such royalties as set forth in Section 3.3 has been reached; and
(ii)    Bard will retain the right to conduct a post-termination audit in accordance with Section 3.4 hereof and Endologix will retain books and records as required by Section 3.4 hereof until after such audit and any subsequent dispute arising from such audit.
(b)    In the event of a termination of the Bard License pursuant to Section 8.2(a), (b) or (c), in addition to the matters set forth in Section 8.5(a):
(i)    Endologix will have no further right or license under the Bard Patent, except for the post-termination rights to sell Endologix Products in inventory as provided in Section 8.5(b)(ii) below;
(ii)    Endologix may sell all Endologix Products in inventory as of the date of termination; provided Endologix pays royalties on such sales in accordance with Article III hereof and completes such sale within ninety (90) days after the date of termination; and
(iii)    Endologix will discontinue manufacture of all Endologix Products as of the date of termination.
8.6    Effect of Termination of Endologix License on Bard.
(a)    In the event of the expiration of the Endologix Patent, or a termination of the Endologix License pursuant to Section 8.2(d):
(i)    Within sixty (60) days after the date of expiration or termination, Bard will render a final Royalty Statement and pay all accrued royalties as required in Article III hereof on all Royalty Bearing Products sold by or for Bard prior to the date of termination for which no report had been rendered or royalties paid, regardless of whether the due date for such royalties as set forth in Section 3.4 has been reached; and
(ii)    Endologix will retain the right to conduct a post-termination audit in accordance with Section 3.5 hereof and Bard will retain books and records as required by Section 3.5 hereof until after such audit and any subsequent dispute arising from such audit.
(b)    In the event of a termination of the license pursuant to Section 8.2(a), (b) or (c), in addition to the matters set forth in Section 8.6(a):
(i)    Bard will have no further right or license under the Endologix Patent, except for the post-termination rights to sell Royalty Bearing Products in inventory as provided in Section 8.6(b)(ii) below;

(ii)    Bard may sell all Royalty Bearing Products in inventory as of the date of termination; provided Bard pays royalties on such sales in accordance with Article III hereof and completes such sale within ninety (90) days after the date of termination; and
(iii)    Bard will discontinue manufacture of all Royalty Bearing Products as of the date of termination.
8.7    Survival. Sections 2.3, 3.4, 3.5, 3.6, 5.4, 8.5, 8.6, 7.5 and 7.6 and Articles IV, VI VII and IX, and any other provision which by its terms specifically shall so state shall survive the termination or expiration of this Agreement until the last-to-expire of the longest statute of limitations governing any claims relating to the performance of this Agreement. In addition to the foregoing, any cause of action or claim of Licensor accrued or to accrue because of any breach or default of Licensee shall survive any termination of this Agreement.
Article IX
Miscellaneous
9.1    Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof, and supersedes any prior agreements and understandings between the Parties relating to its subject matter. No Party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.
9.2    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (iii) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (iv) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective Parties at the address set forth below, or at such other address as such Party may specify by written notice to the other Party hereto:
If to Bard:
Bard Peripheral Vascular, Inc.
1415 W. Third St.
Tempe, AZ 85281
Attn: Controller
with a copy to:
C. R. Bard, Inc.
730 Central Avenue
Murray Hill, NJ 07974
Attn: Office of General Counsel
If to Endologix:

Endologix, Inc.
11 Studebaker
Irvine, California 92618
Attn: President
9.3    Assignment. The rights and licenses granted in this Agreement are personal to the Parties and may not be assigned or otherwise transferred without the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed, or conditioned; provided, however, that either party shall have the right to assign this Agreement without consent to any Affiliate of such Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. An acquisition of all substantial assets or controlling interest of a Party shall not be considered a transfer or assignment to which the other Party must consent. Any attempted assignment in violation of this Section 9.3 shall be void ab initio.
9.4    Marking. Each Party will comply with the reasonable requirements of the other Party with respect to the marking of Endologix Products or Bard Products with the word “Patent,” followed by the number or numbers of the patent or patents applicable thereto under which a license is granted hereunder, or by identifying a virtual location where such patents may be identified.
9.5    Governing Law and Venue. This Agreement, including all matters of construction, validity, and performance, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by and construed and enforced in accordance with the laws of the State of New Jersey, as applied to contracts made, executed, and to be fully performed in such state by citizens of such state, without regard to its conflict of law rules. The Parties agree that the exclusive jurisdiction and venue for any action brought between the Parties arising under this Agreement (each, an “Action”) will be in the U.S. District Court for the District of Arizona (the “Court”), each of the Parties hereby agrees and submits itself to the exclusive jurisdiction and venue of such court for such purpose, and each of the Parties hereby irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Court, that its property is exempt or immune from attachment or execution, that an Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by the Court.
9.6    No Third Party Beneficiaries. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any Persons other than the Parties hereto, their successors or permitted assigns, any rights or remedies under or by reason of this Agreement, except for the provisions of Article VI.
9.7    Independent Contractors. In the exercise of its obligations and in respect of its rights and entitlements hereunder or in respect hereof, the Parties are and shall in all respects be treated as independent contractors with respect to each other. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of any Party with respect to the indebtedness, liabilities, obligations or actions of the other Party or any of its respective officers, directors, employees, stockholders, agent or representatives.
9.8    No Publicity. Except as otherwise required by law, each Party hereby agrees not to publicize (i) the identity of the other Party or their respective Affiliates or any of its or their respective directors, officers, managers, employees, consultants or agents as a licensor of such Party or (ii) the existence, nature or terms of this Agreement.
9.9    Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.1(a)” would be part of “Section 5.1” and references to “Section 5.1” would also refer to material contained in the subsection described as “Section 5.1(a)”). The headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
9.10    Amendments and Waivers. Except as provided herein, any provision of this Agreement may be amended or waived only in a writing signed by each Party. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. No failure on the part of any Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right or remedy.
9.11    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
9.12    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.
9.13    Arbitration. Without limiting the applicability of Section 8.4, the Parties each agree that any dispute, controversy or claim by one Party against the other Party arising out of or relating to this Agreement or the breach or termination hereof shall be resolved by binding arbitration by JAMS in accordance with JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”). The arbitration shall conducted by a single neutral arbitrator selected in accordance with the Rules. Judgment upon any award rendered may be entered in any court having jurisdiction thereof. Within seven (7) calendar days after appointment, the arbitrator shall set the hearing date, which shall be within ninety (90) days after the filing date of the demand for arbitration unless a later date is required for good cause shown, and shall order a mutual exchange of what he/she determines to be relevant documents and the dates thereafter for the taking of up to a maximum of five (5) depositions by each party to last no more than two (2) days in aggregate for each party. In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys’ fees to the prevailing party. The arbitrator shall make his or her award no later than seven (7) calendar days after the close of evidence or the submission of final briefs, whichever occurs later. The Parties waive the right to seek punitive damages, and the arbitrator shall have no authority to award punitive damages.

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed as of the Effective Date.
Bard Peripheral Vascular, Inc.

By:        /S/ STEPHEN LONG
Name:        Stephen Long
Title:        Vice President

Endologix, Inc.

By:        /S/ JOHN MCDERMOTT
Name:        John McDermott
Title:        President and CEO

EXHIBIT A

ENDOLOGIX PRODUCTS

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[***]:    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND     EXCHANGE COMMISSION.

EXHIBIT B

Micrographs Of EPTFE Material Used in Endologix AFX Products

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[***]:    CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND     EXCHANGE COMMISSION.